As filed with the Securities and Exchange Commission on March 23, 2007
Registration No. 333-140347

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 3 TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Chartwell International Inc.
(Exact name of registrant as specified in its charter)

Nevada	4953	95-3979080

(State or Other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code Number)
177 Madison Avenue,
Morristown, NJ 07960
(973) 400-7010

(Address and telephone number of principal executive offices)
Paul Biberkraut
Chartwell International Inc.
177 Madison Avenue,
Morristown, NJ 07960
(973) 400-7010

(Name, address and telephone number of agent for service)
Copies to:
David C. Adams, Esq.
Mark C Lee, Esq.
Bullivant Houser Bailey, PC
1415 L Street, Suite 1000
Sacramento, California 95814
(916) 930-2500
Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of each class of	Amount of	maximum offering	maximum	Amount of
securities to be Registered	shares to be Registered	price per share	aggregate offering price	Registration Fee
Common Stock	12,378,837 (1)	$4.219 (2)	$52,224,501.50	$6,143.78 (3)

(1)	Includes 12,078,987 registered on Form SB-2 pursuant to Registration No. 333-129493 and 299,850 registered on Form SB-2 pursuant to Registration No. 333-140347.

(2)	Calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended (“Securities Act”). Estimated for the sole purpose of calculating the registration fee and based upon the average of the bid and ask price per share of our common stock on November 1, 2005 and January 23, 2007, as quoted on the over-the-counter Bulletin Board.

(3)	Filing fees previously paid.
Chartwell International, Inc. hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until it shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE
     The Company is filing this combined prospectus in accordance with Rule 429. This Registration Statement on Form SB-2 constitutes Pre-Effective Amendment No. 3 to Chartwell International, Inc.’s Registration Statement on Form SB-2 (Registration Statement 333-140347) filed with the Securities Exchange Commission on January 31, 2007, and Registration Statement constituting Post-Effective Amendment No. 4 to Form SB-2 (Registration No. 333-129493) declared effective by the SEC on February 8, 2007. The Company is filing this Pre-Effective Amendment in response to oral comments we received from the SEC on March 21, 2007, regarding an inconsistency in an auditor’s consent report date.

2

PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX
EXHIBIT 23.3

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
INDEMNIFICATION OF DIRECTORS AND OFFICERS
     The Company has adopted provisions in its Amended and Restated Articles of Incorporation that limit the liability of its directors for monetary damages for breach of their fiduciary duty as directors, except for (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or (b) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes under the laws of the State of Nevada. Nevada law provides that directors of a company will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for liability for acts or omissions involving intentional misconduct, fraud or a knowing violation of the law.
     The Company’s Amended and Restated Bylaws also provide that the Company will indemnify its directors, officers, employees and other agents against liabilities and expenses incurred in the performance of their duties to the fullest extent permitted by Nevada law. Under Nevada law, Nevada corporations may indemnify directors, officers and agents against liabilities and expenses incurred in the performance of their duties.
     We believe that the limitation of liability provision in our Amended and Restated Articles of Incorporation and the indemnification provision in our Amended and Restated Bylaws will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers of the Company.
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
     The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses will be borne by the Selling Stockholders. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$6,156.42
Printing and engraving expenses	$7,000.00
Accounting fees and expenses	$10,000.00
Legal fees and expenses	$50,000.00
Transfer agent and registrar fees	$0
Fees and expenses for qualification under state securities laws	$17,390.00
Engineering fees	$0
Federal taxes	$0
State taxes	$0
Miscellaneous	$0

Total	$90,546.42

RECENT SALES OF UNREGISTERED SECURITIES
     On July 30, 2005, the Company completed a private placement of 7,349,667 shares of restricted common stock at a purchase price of $1.50 per share. As of October 31, 2005, the Company sold 6,611,281 shares of common stock with signed subscriptions for the remaining 738,386 shares to be issued, subject to a 5% limitation on ownership. With the exception of several U.S. investors, most of the investors participating in the private placement were non-U.S. persons and were not in the U.S. at the time of offer and sale of the common stock. The shares of common stock were offered and sold by the Company in reliance on Section 506 of Regulation D and/or Regulation S of the Securities Act, and comparable exemptions for sales to “accredited” investors under state securities laws.
     On September 8, 2005, the Company issued in the aggregate 3,100,000 shares of its restricted common stock at a price per share of $1.50 to Rail Waste Holdings, LLC for all the issued and outstanding shares of E-Rail Logistics, Inc. (“E-Rail”) pursuant to the terms of an Agreement and Plan of Merger between the Company and E-Rail. The Company held-back 300,000 shares for a period of 12 months from the effective date of the merger to set-off against any claims and liabilities arising from the breach of any of E-Rail’s representations, warranties and covenants in the Agreement and Plan of Merger. In addition, the Company, through E-Rail, assumed obligations totaling approximately $4.25-million, which includes a cash payment of approximately $2.32-million and promissory notes and corresponding mortgages in the aggregate amount of $1.82-million associated with the Belville Mining Company, Inc., which is a wholly owned subsidiary of E-Rail. The shares of common stock were offered and sold by the Company in reliance on Section 506 of Regulation D of the Securities Act, and comparable exemptions for sales to “accredited” investors under state securities laws.
     On September 8, 2005, the Company issued 300,000 shares of its restricted common stock at a price per share of $1.50 and paid $275,000 in cash to Peter J. Pinto to acquire all right, title and interest to a secured promissory note issued by Minerva Enterprises, Inc. to Rail Waste Holdings, LLC (in which Mr. Pinto is a principal member) in the principal amount of $600,187.58 dated as of January 10, 2005 (the “Note”), and an open end mortgage on real property owned by Minerva Enterprises, Inc. granted to Rail Waste Holdings, LLC as security interest for the Note (the “Mortgage Lien”). The shares shall be placed in escrow and will be released January 1, 2006 subject to vesting conditions and the Company’s right of redemption for a remaining repurchase price of $275,000. The shares of common stock were offered and sold by the Company in reliance on Section 506 of Regulation D of the Securities Act, and comparable exemptions for sales to “accredited” investors under state securities laws.
     On September 9, 2005, the Company completed a private placement of 100,000 shares of restricted common stock at a purchase price of $1.75 per share to a U.S. investor. The shares of common stock were offered and sold by the Company in reliance on Section 506 of Regulation D of the Securities Act, and comparable exemptions for sales to “accredited” investors under state securities laws.
     On February 14, 2006, the Company completed the acquisition of two-thirds of the outstanding capital stock of Cranberry Creek Railroad, Inc. for $1,650,000. The purchase price consisted of (i) a cash payment of $1,150,000 and (ii) the issuance of two-year convertible promissory notes in the aggregate amount of $500,000 at approximately eight percent (8%) annual interest rate, convertible into 158,000 shares of common stock of the Company at the end of the term of the note at a price per share of $3.165. Interest on the note shall be payable quarterly beginning May 15, 2006 at a rate of two percent (2%) of the principal outstanding balance on each respective payment due date. The convertible securities were offered and sold by the Company in reliance on Section 506 of Regulation D of the Securities Act, and comparable exemptions for sales to “accredited” investors under state securities laws.
     On March 15, 2006, the Company issued a convertible promissory note in the principal amount of $1,000,000 to Chris Gordon. The note is convertible, at the option of Mr. Gordon into shares of common stock of the Company at $2.00 per share. Additionally, the Note bears 6% interest and, if not converted by Mr. Gordon or repaid by the Company, is due on March 15, 2009. The convertible securities were offered and sold by the Company in reliance on Section 506 of Regulation D of the Securities Act, and comparable exemptions for sales to “accredited” investors under state securities laws.
     On March 15, 2006, the Company completed a private placement of 130,000 shares of restricted common stock at a purchase price of $2.70 per share to a foreign investor. The shares of common stock were offered and sold by the Company in reliance on Section 506 of Regulation D of the Securities Act, and comparable exemptions for sales to foreign “accredited” investors.
     On April 30, 2006, the Company issued a secured convertible promissory note in the principal amount of $3,000,000 to Faisal A Alhegelan. The note is convertible, at the option of Mr. Alhegelan into shares of common stock of the Company at $2.30 per share. Additionally, the Note bears 10% interest and, if not converted by Mr. Alhegelan or repaid by the Company, is due on April 30, 2012. The principal and interest due under the Note are secured by certain railcars owned by the Company. The convertible securities were offered and sold by the Company in reliance on Section 506 of Regulation D of the Securities Act, and comparable exemptions for sales to foreign “accredited” investors.
     On November 29, 2006, the Company completed a private placement of 120,000 shares of restricted common stock at a purchase price of $2.50 per share to foreign investors. The shares of common stock were offered and sold by the Company in reliance on Regulation S of the Securities Act, and comparable exemptions for sales to foreign “accredited” investors.
     On November 29, 2006, the Company entered into its standard Note Purchase Agreement with certain foreign accredited investors (“Holders”) and issued convertible promissory notes in the aggregate principal amount of $250,000. The notes are convertible, at the option of the Holders into shares of common stock of the Company at $3.00 per share. Additionally, the notes bear 7.75% interest, and if not converted by the Holders or repaid by the Company, are due on May 23, 2012. The convertible securities were offered and sold by the Company in reliance on Regulation S of the Securities Act, and comparable exemptions for sales to foreign “accredited” investors.
     On March 5, 2007, the Company entered into its standard Note Purchase Agreement with a foreign accredited investor and issued a convertible promissory note in the principal amount of $500,000 as part of the Company’s March 2007 private placement. The Note is convertible, at the option of the holder into shares of common stock of the Company at $2.50 per share. Additionally, the Note bears an annual interest rate of 5.00%, and if not converted by the holder or repaid by the Company, is due on May 23, 2012. The Note was issued by the Company in reliance on Regulation S of the Securities Act of 1933 (the “Act”), as amended.
     On March 5, 2007, the Company completed a private placement of 1,950 shares of Series A Preferred Stock at a purchase price of $0.50 per share to a foreign accredited investor. The investor acquired a redemption right whereby the investor may require the Company redeem its shares at $1,000.00 per share on December 31, 2010 if the Company is not traded on a national exchange at such date. The Shares were issued by the Company in reliance on Regulation S of the Act.
     All the above offers, issuances and sales were made to accredited investors as defined in Rule 501(a) under the Securities Act, no general solicitation was made by the Company or any person acting on our behalf; the securities sold were subject to transfer restrictions, and the certificates for those shares contained an appropriate legend stating they had not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom.
EXHIBITS

Exhibit Number	Name
3.1(1)	Amended and Restated Articles of Incorporation

3.2(1)	Amended and Restated By-laws

4.1(17)	Certificate of Designation

5.1(19)	Opinion of Bullivant, Houser & Bailey, P.C.

10.2(2)	Purchase and Sale Agreement with Railway & Industrial Services, Inc.

10.3(3)	Securities Purchase Agreement

Exhibit Number	Name
10.4(4)	Letter of Understanding with Rail Waste Holdings, LLC

10.5(5)	Share Purchase Agreement

10.6(7)	Agreement and Plan of Merger dated September 8, 2005

10.7(7)	Stock Issuance Agreement dated September 8, 2005

10.8(8)	Advisory Agreement dated August 1, 2005

10.9(8)	Restricted Stock Award Agreements dated September 14, 2005

10.10(9)	Settlement Agreement dated November 16, 2005

10.11(10)	Employment Separation Agreement dated December 1, 2005

10.12(11)	Employment Agreement dated December 5, 2005

10.13(12)	Contract of Sale of Stock dated December 30, 2005

10.14(12)	Asset Purchase Agreement dated December 30, 2005

10.15(13)	Settlement Agreements dated March 15, 2006

10.16(13)	Advisory Agreement dated March 15, 2006

10.17(13)	Employment Separation Agreements dated March 15, 2006

10.18(14)	Note Purchase Agreement and Note dated March 15, 2006

10.19(14)	Securities Purchase Agreement dated March 15, 2006

10.20(15)	Contract of Sale of Stock dated April 26, 2006

10.21(15)	Note Purchase Agreement and Note dated April 30, 2006

10.22(16)	Assignment, Assumption and Novation Agreement dated August 24, 2006

10.23(18)	Lease Agreement with TOA Reinsurance Company of America dated June 14, 2006

10.24(18)	Redemption and Stock Purchase Agreement between Thomas J. Belville, Robert E. Belville, E-Rail Logistics, Inc. and Belville Mining Company dated July 11, 2005

10.25(18)	Amendment to Redemption and Stock Purchase Agreement between Thomas J. Belville, Robert E. Belville, E-Rail Logistics, Inc. and Belville Mining Company dated September 2, 2005

14.1(6)	Code of Ethics

21.1	Middletown and New Jersey Railway Company, Inc., a New York corporation; Hudson Logistics, Inc., a Delaware corporation; Hudson Logistics Loading, Inc., a Delaware corporation; Greater Hudson Resources, Inc., a Delaware corporation; Belville Mining Company, Inc., an Ohio corporation; Greater Ohio Resources, Inc., an Ohio corporation.

23.1	Consent of Bullivant, Houser & Bailey, P.C. (filed as part of Exhibit 5.1)

23.2(19)	Consent of Perrin Accounting, P.C., Independent Registered Public Accounting Firm

23.3	Consent of Ronald R. Chadwick, P.C., Independent Registered Public Accounting Firm

23.4(19)	Consent of Urish & Popeck Co., LLC, Independent Registered Public Accounting Firm

Footnotes to Exhibits Index

(1)	Incorporated by reference to Form 8-K dated June 27, 2005.

(2)	Incorporated by reference to Form 8-K dated July 11, 2005.

(3)	Incorporated by reference to Form 8-K dated July 8, 2005.

(4)	Incorporated by reference to Form 8-K dated April 20, 2005.

(5)	Incorporated by reference to Form 8-K dated March 23, 2005.

(6)	Incorporated by reference to Form 8-K dated November 21, 2006.

(7)	Incorporated by reference to Form 8-K and 8-K/A dated September 13 and September 14, 2005.

(8)	Incorporated by reference to Form SB-2 dated November 4, 2005.

(9)	Incorporated by reference to Form 8-K dated November 21, 2005.

(10)	Incorporated by reference to Form 8-K dated December 6, 2005.

(11)	Incorporated by reference to Form 8-K dated December 8, 2005.

(12)	Incorporated by reference to Form 8-K dated January 6, 2006.

(13)	Incorporated by reference to Form 8-K dated March 17, 2006.

(14)	Incorporated by reference to Form 8-K dated March 20, 2006.

(15)	Incorporated by reference to Form 8-K dated May 2, 2006.

(16)	Incorporated by reference to Form 8-K dated August 24, 2006.

(17)	Incorporated by reference to Form 8-K dated March 8, 2007.

(18)	Incorporated by reference to Form 10-KSB dated September 27, 2006.

(19)	Previously filed.
UNDERTAKINGS
The undersigned registrant hereby undertakes to:
     (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective Registration Statement; and

          (iii) Include any additional or changed material information with respect to the plan of distribution.
     (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
     (4) For determining liability of the undersigned small business issuer under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities, provided by or on behalf of the undersigned small business issuer; and
          (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in Charleston, West Virginia.

CHARTWELL INTERNATIONAL INC., a Nevada Corporation
Dated: March 23, 2007	/s/ Mr. Imre Eszenyi
Mr. Imre Eszenyi, Acting President and Vice President
(Principal Executive Officer) and Chairman

/s/ Mr. Paul Biberkraut
Mr. Paul Biberkraut, Chief Financial and
Administrative Officer (Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Dated: March 23, 2007	*

Mr. Imre Eszenyi, Chairman and Acting President and Vice President

Dated: March 23, 2007	*

Mr. Charles Srebnik, Director, Chairman of the Audit Committee

Dated: March 23, 2007	*

Mr. David Adams, Director, Assistant Secretary

Dated: March 23, 2007	*

Mr. Paul Biberkraut, Chief Financial and Administrative Officer (Principal Financial Officer and Principal Accounting Officer)
Imre Eszenyi, Attorney-in-fact
Dated: March 23, 2007	By: /s/ Imre Eszenyi
Imre Eszenyi, Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Name
3.1(1)	Amended and Restated Articles of Incorporation

3.2(1)	Amended and Restated By-laws

4.1 (17)	Certificate of Designation

5.1(19)	Opinion of Bullivant, Houser & Bailey, P.C.

10.2(2)	Purchase and Sale Agreement with Railway & Industrial Services, Inc.

10.3(3)	Securities Purchase Agreement

10.4(4)	Letter of Understanding with Rail Waste Holdings, LLC

10.5(5)	Share Purchase Agreement

10.6(7)	Agreement and Plan of Merger dated September 8, 2005

10.7(7)	Stock Issuance Agreement dated September 8, 2005

10.8(8)	Advisory Agreement dated August 1, 2005

10.9(8)	Restricted Stock Award Agreements dated September 14, 2005

10.10(9)	Settlement Agreement dated November 16, 2005

10.11(10)	Employment Separation Agreement dated December 1, 2005

10.12(11)	Employment Agreement dated December 5, 2005

10.13(12)	Contract of Sale of Stock dated December 30, 2005

10.14(12)	Asset Purchase Agreement dated December 30, 2005

10.15(13)	Settlement Agreements dated March 15, 2006

10.16(13)	Advisory Agreement dated March 15, 2006

10.17(13)	Employment Separation Agreements dated March 15, 2006

10.18(14)	Note Purchase Agreement and Note dated March 15, 2006

10.19(14)	Securities Purchase Agreement dated March 15, 2006

10.20(15)	Contract of Sale of Stock dated April 26, 2006

10.21(15)	Note Purchase Agreement and Note dated April 30, 2006

10.22(16)	Assignment, Assumption and Novation Agreement dated August 24, 2006

10.23(18)	Lease Agreement with TOA Reinsurance Company of America dated June 14, 2006

10.24(18)	Redemption and Stock Purchase Agreement between Thomas J. Belville, Robert E. Belville, E-Rail Logistics, Inc. and Belville Mining Company dated July 11, 2005

10.25(18)	Amendment to Redemption and Stock Purchase Agreement between Thomas J. Belville, Robert E. Belville, E-Rail Logistics, Inc. and Belville Mining Company dated September 2, 2005

Exhibit Number	Name
14.1(6)	Code of Ethics

21.1	Middletown and New Jersey Railway Company, Inc., a New York corporation; Hudson Logistics, Inc., a Delaware corporation; Hudson Logistics Loading, Inc., a Delaware corporation; Greater Hudson Resources, Inc., a Delaware corporation; Belville Mining Company, Inc., an Ohio corporation; Greater Ohio Resources, Inc., an Ohio corporation.

23.1	Consent of Bullivant, Houser & Bailey, P.C. (filed as part of Exhibit 5.1)

23.2(19)	Consent of Perrin Accounting, P.C., Independent Registered Public Accounting Firm

23.3	Consent of Ronald R. Chadwick, P.C., Independent Registered Public Accounting Firm

23.4(19)	Consent of Urish & Popeck Co., LLC, Independent Registered Public Accounting Firm

Footnotes to Exhibits Index

(1)	Incorporated by reference to Form 8-K dated June 27, 2005.

(2)	Incorporated by reference to Form 8-K dated July 11, 2005.

(3)	Incorporated by reference to Form 8-K dated July 8, 2005.

(4)	Incorporated by reference to Form 8-K dated April 20, 2005.

(5)	Incorporated by reference to Form 8-K dated March 23, 2005.

(6)	Incorporated by reference to Form 8-K dated November 21, 2006.

(7)	Incorporated by reference to Form 8-K and 8-K/A dated September 13 and September 14, 2005.

(8)	Incorporated by reference to Form SB-2 dated November 4, 2005.

(9)	Incorporated by reference to Form 8-K dated November 21, 2005.

(10)	Incorporated by reference to Form 8-K dated December 6, 2005.

(11)	Incorporated by reference to Form 8-K dated December 8, 2005.

(12)	Incorporated by reference to Form 8-K dated January 6, 2006.

(13)	Incorporated by reference to Form 8-K dated March 17, 2006.

(14)	Incorporated by reference to Form 8-K dated March 20, 2006.

(15)	Incorporated by reference to Form 8-K dated May 2, 2006.

(16)	Incorporated by reference to Form 8-K dated August 24, 2006.

(17)	Incorporated by reference to Form 8-K dated March 8, 2007.

(18)	Incorporated by reference to Form 10-KSB dated September 27, 2006.

(19)	Previously filed.